Exhibit 99.4

RESTRICTED STOCK AGREEMENT

This Agreement is made January 16, 2006 (the “Effective Date”), by and between Distributed Energy Systems Corp. (“DESC”) and Ambrose L. Schwallie.

In connection with his commencement of employment as Chief Executive Officer of DESC, and his purchase from DESC of DESC common stock valued at $500,000, DESC desires to grant Mr. Schwallie shares of restricted common stock of DESC as provided below.

Mr. Schwallie and DESC agree as follows:

1. Grant of Restricted Stock. DESC hereby issues and sells to Mr. Schwallie as of the Effective Date, 28,280 shares of DESC common stock (the “Shares”) at a price of $.01 per share pursuant to the terms and conditions contained herein.

2. Vesting of the Shares. One hundred percent (100%) of the Shares are vested as of the date hereof.

3. Restriction on Transfer. Mr. Schwallie shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Shares prior to the first anniversary of this Agreement (the “Release Date”).

4. Escrow of Shares. Until the Release Date, the Shares will be held in book name by DESC’s transfer agent. Subject to the terms hereof, Mr. Schwallie shall have all rights of a shareholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time prior to the Release Date, there is (i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of DESC, any and all new, substituted or additional securities to which Mr. Schwallie is entitled by reason of his ownership of the Shares shall be held on his behalf by the DESC’s transfer agent and included thereafter as “Shares” for purposes of this Agreement.

5. Tax Consequences. Mr. Schwallie understands that he (and not DESC) shall be responsible for his own tax liability that may arise as a result of the transactions contemplated by this Agreement. Mr. Schwallie understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Mr. Schwallie understands that he may elect to be taxed at the time the Shares are granted by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.

6. General Provisions.

(a) This Agreement represents the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral.

(b) This Agreement shall be governed by the laws of the State of Delaware without reference to its conflicts of law principles.

(c) Mr. Schwallie agrees, in connection with an underwritten public offering of DESC’s securities pursuant to a registration statement under the Securities Act, (i) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of common stock of DESC held by Mr. Schwallie (other than those shares included in the offering) without the prior written consent of DESC or the underwriters managing such offering for a period of 90 days from the closing of such offering, and (ii) to execute any agreement reflecting clause (i) above as may be requested by DESC or the managing underwriters at the time of such offering.

(d) No waiver, alteration or modification of any of the provisions of this Agreement shall be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

(e) No rights to employment by DESC for any period of time are conferred by this Agreement.

(f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date set forth above.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ WALTER W. SCHROEDER	AMBROSE L. SCHWALLIE
	Walter W. Schroeder	Ambrose L. Schwallie
President